UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                      P.A.M. TRANSPORTATION SERVICES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    693149106
                                 (CUSIP Number)

                                JANUARY 23, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 693149106                                      13G/A                            Page 2 of 6 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                   181,756
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                  87,823
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE  DISPOSITIVE POWER                                                             181,756
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                             333,224
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        514,980
--------- ---------------------------------------------------------------------------- -------------------------------
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     4.99%
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12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------





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CUSIP No. 693149106                                      13G/A                             Page 3 of 6 Pages
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ITEM 1.
        (a) Name of Issuer:                                    P.A.M. TRANSPORTATION SERVICES, INC.

        (b)  Address of Issuer's Principal Executive Offices:  297 WEST HENRI DE TONTI
                                                               TONTITOWN, ARKANSAS 72770


ITEM 2.
        (a)  Name of Person Filing: NEIL GAGNON

        (b)  Address of Principal Business Office or, if none, Residence:
             1370 AVE. OF THE AMERICAS, SUITE 2400 NEW YORK, NY 10019

        (c)  Citizenship: US

        (d)  Title of Class of Securities: COMMON STOCK, WITHOUT PAR VALUE

        (e)  CUSIP Number: 693149106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).




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CUSIP No. 693149106                                      13G/A                             Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)       Amount beneficially owned:   As of January 23, 2007, Neil Gagnon  beneficially  owned 514,980 shares of
                                            Rochester  Medical  Corporation,  which amount  includes (i) 89,570 shares beneficially  owned by Mr.  Gagnon over which he has sole voting power and sole dispositive  power;  (ii) 0 shares  beneficially  owned by Mr. Gagnon over which he has sole voting power and shared  dispositive  power;  (iii)
                                            56,600 shares  beneficially  owned by Lois Gagnon, Mr. Gagnon's wife, over which he has shared  voting  power and shared  dispositive  power;  (iv) 0 shares  beneficially  owed by Mr. Gagnon and Mrs.  Gagnon as Joint Tenants with Rights of  Survivorship,  over which he has shared  voting  power and shared  dispositive  power; (v) 12,638 shares held by the Lois E. and Neil
                                            E. Gagnon Foundation (the "Foundation"),  of which Mr. Gagnon is a trustee and over which he has shared  voting power and shared  dispositive  power;
                                            (vi) 18,585  shares held by the Gagnon  Family  Limited  Partnership  (the
                                            "Partnership")  of which   Mr.  Gagnon is a partner  and over which he has
                                            shared  voting power and shared  dispositive  power;  (vii) 15,270  shares held by the  Gagnon  Grandchildren  Trust  (the  "Trust")  over  which Mr.
                                            Gagnon has shared  dispositive  power but no voting  power;  (viii) 91,876 shares held by four hedge funds (collectively,  the "Funds"), of which Mr.
                                            Gagnon is either the  principal  executive  officer of the  manager or the managing  member of a member of the general partner or the managing member and over which he has sole dispositive  power and sole voting power;  (ix)
                                            310 shares  held by the Gagnon  Securities  LLC  Profit  Sharing  Plan and
                                            Trust  (the  "Plan") of which Mr.  Gagnon is a Trustee  and over which Mr.
                                            Gagnon has sole voting power and sole  dispositive  power; and (x) 230,131 shares held for certain  customers of Gagnon  Securities LLC, of which Mr.
                                            Gagnon is the managing  member and  principal  owner and over which he has shared dispositive power but no voting power.

     (b)       Percent of class:            4.99% beneficially owned by Mr. Gagnon. Calculation of percentage of beneficial ownership is based on 10,303,607 shares of Issuer's Common Stock outstanding, as reported by the Issuer in its Annual Report filed on its Form 10-K for the period ended September 30, 2006.








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CUSIP No. 693149106                                      13G/A                             Page 5 of 6 Pages
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     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: 181,756
                  (ii) Shared power to vote or to direct the vote: 87,823
                 (iii) Sole power to dispose or to direct the disposition  of:                         181,756
                  (iv) Shared  power to dispose or to direct the  disposition  of:                     333,224


ITEM 5

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be
the beneficial owner of more than five percent of the class of securities, check the following:                   [X]

ITEM 6-9           Not Applicable

         Filing of this statement by Mr. Gagnon shall not be deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common Stock of the Issuer.

ITEM 10.         CERTIFICATION

(a)              The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 693149106                                      13G/A                            Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 6, 2007
Date
/s/ Neil Gagnon
---------------
Signature

Neil Gagnon
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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